Exhibit 99.1

Sunny Uberoi
Corporate Communications
212 994 8206 suberoi@antigenics.com

Shalini Sharp
Investor Relations
800.962.2436 ir@antigenics.com

Patients Begin Enrolling into Investigator-Sponsored Phase 2 Trial of Antigenics’ Oncophage® Cancer Vaccine in Newly Diagnosed Glioma

Lexington (MA) and San Francisco — August 12, 2009 — Antigenics Inc. (NASDAQ: AGEN) today announced that the Brain Tumor Research Center at the University of California, San Francisco, has begun enrolling patients into a Phase 2 clinical trial of Oncophage (vitespen) in combination with the standard of care —radiation therapy plus Temodar (temozolomide)—for newly diagnosed glioma patients. The overall goals of the investigator-sponsored study are to evaluate median overall survival, progression-free survival and immunologic response to vaccine treatment.

“To date, improvements in overall survival for newly diagnosed glioma patients have been negligible,” said Andrew T. Parsa, MD, PhD, associate professor in the department of neurological surgery at the University of California, San Francisco, and principal investigator of the trial. “The rationale for moving Oncophage into this patient population and combining it with radiation and Temodar was underscored by the encouraging results from the ongoing Phase 2 study in recurrent glioma, a more challenging patient population where the results showed overall survival increasing to approximately 10.5 months.”

Study Details

The Phase 2 single-arm trial is designed to enroll about 60 patients with newly diagnosed glioma. Patients will undergo surgery to remove their tumors, which are then used to manufacture their patient-specific vaccines. According to the protocol, patients will receive Oncophage once weekly for 4 consecutive weeks and monthly until vaccine depletion with concurrent Temodar.

The trial is supported through a grant from the American Brain Tumor Association and the National Cancer Institute Special Programs of Research Excellence.

About Oncophage

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase 2 trial in recurrent glioma.

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence. Pre-commercial launch activities are ongoing. In October 2008, Antigenics submitted a marketing authorization application to the European Medicines Agency (EMEA) requesting conditional approval for Oncophage in earlier-stage, localized renal cell carcinoma.

Oncophage received fast track and orphan drug designations from the US Food and Drug Administration (FDA) for both kidney cancer and metastatic melanoma as well as orphan drug designation from the EMEA for kidney cancer. In 2009, Oncophage also received orphan drug designations from the FDA and EMEA for glioma.

In April 2009, the World Vaccine Congress named Oncophage as the best therapeutic vaccine.

About Brain and Spinal Cord Tumors

The American Cancer Society estimates that 22,070 malignant tumors of the brain or spinal cord will be diagnosed during 2009 in the United States, and that about 12,920 people will die from these tumors. Primary malignant brain tumors are uniformly fatal, and the five-year survival rate for the highest grade of malignant glial neoplasm, glioblastoma multiforme, is less than 2 percent. Brain and spinal cord tumors account for about 1 percent of all cancers and 2 percent of all cancer-related deaths.

About UCSF

UCSF is a leading university that consistently defines health care worldwide by conducting advanced biomedical research, educating graduate students in the life sciences, and providing complex patient care. For more information, please visit www.ucsf.edu.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential of Oncophage to improve overall survival and the potential advantage of Oncophage in effectively generating an immune response. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that the Phase 2 trial of Oncophage in glioma may indicate that it causes significant or unacceptable side effects or that it has limited clinical utility; even if the results from this trial are positive, significant additional trials, the outcome of which are uncertain, would be required before submitting an application for marketing approval; decisions by regulatory agencies; and the factors described under the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission for the quarter ended June 30, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.